EXHIBIT 10.2

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
[Regency by the Lake, Coppell, Texas]
THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is entered into to be effective as of July 31, 2015, by and between AP WP LAKE REIT LLC, a Delaware limited liability company ("Seller"), and STEADFAST ASSET HOLDINGS, INC., a California corporation ("Purchaser").
Recitals:
A.    Seller and Purchaser are parties to that certain Purchase and Sale Agreement effective June 29, 2015, relating to the purchase and sale of that certain real property commonly known as Regency by the Lake, Coppell, Texas, as more particularly described therein, as amended by email exchange of counsel dated July 30, 2015 (collectively the "Contract").
B.    Seller and Purchaser desire to amend the Contract as provided below.
Agreement:
NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00) and the mutual agreements herein contained, and in reliance thereon, Seller and Purchaser hereby agree as follows:

1.	Defined Terms. Except as expressly defined in this Amendment, all capitalized terms have the meaning(s) assigned in the Contract.

2.
Parallel Contacts-Tranches. Tranche A Contracts is hereby amended to be the Parallel Agreements for North Hills, Green and Vineyard. Tranche B Contracts is hereby amended to be the Parallel Agreements for Foundation and this Contract.

3.
Parallel Amendments. This Amendment is being executed simultaneously with amendments of all of the Parallel Agreements ("Parallel Amendments") and the effectiveness of this Amendment is conditioned upon the full execution and delivery of Parallel Amendments.

4.	Parallel Agreements.

(a)	Section 2(a) of the Contract is hereby deleted and replaced in its entirety by the following:

“(a)
Notwithstanding anything to the contrary contained in this Contract, Purchaser shall have no right to purchase the Property and Seller shall be under no obligation to sell the Property unless the (i) the Closings for all the Tranche A Contracts has occurred and fully funded prior to the Closing, or (ii) if the Closing of the Tranche A Contracts has not occurred and fully funded prior to the Closing, the Closing of all of the Parallel Agreements occurs simultaneously with the Closing of this Contract; it being understood and agreed the foregoing conditions precedent to Closing shall be for the sole benefit of Seller and may be waived or enforced by Seller in its sole and absolute discretion.”

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(b)
Seller agrees that if any of the Parallel Agreements are terminated by Purchaser pursuant to the "New Survey" provision of the applicable Parallel Amendment (which is the equivalent of Paragraph 8 of this Amendment), Seller shall notify Purchaser ("Parallel Termination Notice") before 11:00 a.m. CDT on August 24, 2015 (which notice may be given by email without the need for confirming overnight messenger) whether or not Seller is electing to terminate this Contract as a result of the termination by Purchaser of any Parallel Agreement. To the extent Seller fails to timely deliver a Parallel Termination Notice, Seller will be deemed to have terminated this Contract.

5.	Closing Date. The first paragraph of Section 5(a) of the Contract is deleted in its entirely and amended to read as follows:

"(a)
Closing Date. The closing of the sale of the Property to Purchaser (the "Closing") shall take place at the Title Company on September 10, 2015 (the "Closing Date"); provided, notwithstanding the foregoing, to the extent the Sprinkler Repairs (as hereinafter defined) are not completed on or before September 1, 2015, the Closing Date shall be extended to the date which is seven (7) Business Days following the completion of the Sprinkler Repairs. To the extent the Sprinkler Repairs are not completed on or before November 10, 2015, Purchaser shall have the option to terminate this Contract, by written notice to the Seller delivered prior to the completion of the Sprinkler Repairs and upon such termination, the Earnest Money (other than the Nonrefundable Deposit which will be paid to Seller) will be promptly returned to Purchaser, and neither party shall have any further right or obligation hereunder other than as set forth herein with respect to rights or obligations which survive termination. The parties may effect the Closing by making their Closing deliveries into escrow with Title Company pursuant to escrow instructions that do not conflict with the terms of this Contract. Simultaneously with the Closing of the Tranche A Contracts, Purchaser shall deliver to the Title Company an additional deposit in the amount of $1,233,000 (the "Additional Extension Deposit"), which shall be added to and become a part of the Earnest Money for all purposes. If the Closing of the Parallel Agreement for Vineyards does not occur simultaneously with the Closing of this Contract solely because the Sprinkler Repairs are not completed on or before September 1, 2015, notwithstanding the provisions of Section 2(a) of the Contract, the Closing of the Parallel Agreement for Vineyards may proceed notwithstanding the fact the Closing Date for this Contract does not occur simultaneously. In such event, simultaneously with the Closing of the Parallel Agreement for Vineyards, Purchaser shall deliver to the Title Company an additional deposit in the amount of $2,157,000 (the "Second Additional Extension Deposit"), which shall be added to and become a part of the Earnest Money for all purposes.

6.
Cost of Survey. The second sentence of Section 7(a) of the Contract which read: "At Closing, Purchaser shall reimburse Seller for the actual out-of-pocket amount paid by Seller to the surveyor for the Survey in the amount of $15,500 and the Purchaser will bear any cost to modify or change the Survey to include any items beyond the survey requirements of FREDDIE MAC and FANNIE MAE." is hereby deleted in its entirety and amended to read "Seller shall bear the expense of and shall pay for the Survey without any right to reimbursement whatsoever by Purchaser.” Purchaser acknowledges receipt of the Survey, dated July 30, 2015, prepared by Marshall Lancaster TRPLS No 4873 ("Old Survey"). The provisions of this Paragraph 5 shall not amend Paragraph 8 of this Amendment and, for any avoidance of doubt, Purchaser shall bear the full cost of and shall pay for the New Survey (as defined in Paragraph 8 of this Amendment) and Seller shall bear the full cost of and shall pay for the Old Survey.

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7.
Feasibility Period. Purchaser acknowledges the Feasibility Period has expired and as a result, except as expressly provided in Paragraph 8 of this Amendment, Purchaser has waived its rights to terminate the Contract expiring with the Feasibility Period including, without limitation, pursuant to Sections 6 and 7 of the Contract. For avoidance of any doubt, Purchaser has waived any unsatisfied title objection, all of which shall be considered Permitted Exceptions.

8.
New Survey. Purchaser shall, at Purchaser's sole cost and expense, promptly obtain a new survey of the Property ("New Survey") which New Survey shall include all the Lender Requirements (as hereinafter defined). Purchaser shall use commercially reasonable efforts to obtain the New Survey on or before August 21, 2015. If and only if the New Survey either (a) contains a material adverse inconsistency with or deviation from the Old Survey, or (b) the Purchaser's lender for the Project objects to the Lender Requirements as reflected on the New Survey, Purchaser shall have the option, exercisable until 5:00 p.m. Central Time on August 23, 2015 by written notice to Seller (which notice may be given by email without the need for confirming overnight messenger), to terminate this Contract, in which case the Earnest Money (other than the Nonrefundable Deposit which will be paid to Seller) shall be refunded to Purchaser, and neither party will have any further rights or obligations pursuant to this Contract, other than as set forth herein with respect to rights or obligations that survive termination. For purposes hereof, "Table A" shall mean Table A of the Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys effective 2/23/2011. For purposes hereof, the "Lender Requirements" shall mean:

(a)
The New Survey certification includes Item 7(c) of Table A showing building heights of buildings located on the Property and Item 20(a) of Table A showing improvements within offsite easements or servitudes.

(b)	The New Survey shall reflect the same legal description as then most current proforma Owner's Title Policy.

(c)
The New Survey certification includes Item 6(b) of Table A showing zoning information, including building setback lines and any nonconforming items based on Purchaser's current zoning report which Purchaser shall provide to the preparer of the New Survey.

(d)	The New Survey shall not contain any not plotted items without explanation of why such item is not plottable, such as because it is not a survey item or because the item is blanket in nature.

(e)	The New Survey shall clearly mark the location of any encroachment and add either a schedule of encroachments or include a statement there are no encroachments.

9.
Sprinkler Repairs. Seller has advised Purchaser that Seller has engaged Ling Construction, Inc. by Letter Agreement dated July 20, 2015 and accepted by Seller on July 29, 2015 ("Ling Contract") to complete certain repairs and replacements of the sprinkler system in the parking garages located on the Property as set forth in the Ling Contract under "Scope of Work" (collectively, "Sprinkler Repairs"). Purchaser acknowledges receipt of the Ling Contract. All cost of the Sprinkler Repairs shall be at the sole cost and expense of Seller without any right of reimbursement whatsoever by Purchaser. Seller shall diligently pursue the completion of the Sprinkler Repairs pursuant to the Ling Contract but shall not be in default of this Contract if the Sprinkler Repairs are not completed.

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The completion of the Sprinkler Repairs shall also include: (a) receipt of lien releases acceptable to the Title Company such that no exception shall be made in the Owner Title Insurance Policy for any mechanic or material liens as a result of the Sprinkler Repairs; and (b) delivery to the City of Coppell, as required by the City of Coppell, of an updated Fire Alarm/Fire Sprinkler Test Report disclosing no uncorrected Fire Alarm/Sprinkler Deficiencies at the Property from Complete Fire or another inspector acceptable to the City of Coppell.

10.	Miscellaneous.

(a)	Except as amended by this Amendment, the Contract remains effective in accordance with its terms. The terms of this Amendment will control over any conflicts between it and the terms of the Contract.

(b)
This Amendment may be executed in a number of identical counterparts, and a facsimile or electronic mail transmission shall be binding on the party or parties whose signatures appear thereon. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one amendment, but in making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart.

REMAINDER OF PAGE INTENTIONALLY BLANK.
SIGNATURE PAGE(S) FOLLOWS.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to be effective as of the date first written above.

SELLER:

AP WP NORTH LAKE REIT LLC, a Delaware limited liability company

By: AP WP Texas MF LLC, a Delaware limited liability company, its Manager

By:	/s/ Curtis W. Walker
Name:	Curtis W. Walker
Title:	Designated Representative
Date signed:	July 31, 2015

PURCHASER:

STEADFAST ASSET HOLDINGS, INC.,
a California corporation

By:	/s/ Ana Marie del Rio
Name:	Ana Marie del Rio
Title:	Secretary

Date signed:    July 31, 2015

First Amendment to Purchase and Sale Agreement
Signature Page